Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports First-Quarter 2021 Financial Results;
Raises 2021 Net Sales and Earnings Outlook

HERSHEY, Pa., April 29, 2021 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the first quarter ended April 4, 2021, and raised its full-year financial outlook.

“We are off to an outstanding start in 2021 with broad-based growth across the portfolio leading to double digit sales and earnings growth in the first quarter and increased outlook for the full year,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “As COVID-19 vaccines roll out across the globe, consumers are optimistic about the future and looking forward to spending more time with their family, friends and community. As we have seen over our 127- year history, our portfolio of beloved brands plays an important role in these special moments of connection, comfort and happiness. We expect continued investments in our brands, capabilities and people along with our agility to respond to and capitalize on marketplace opportunities, to drive sustainable, advantaged performance not only in 2021, but in years to come as well.”

First-Quarter 2021 Financial Results Summary1
•Consolidated net sales of $2,295.9 million, an increase of 12.7%.
•Organic, constant currency net sales increased 12.9%.
•Divestitures and foreign currency exchange each had a 0.1 point negative impact on net sales.2
•Reported net income of $395.8 million, or $1.90 per share-diluted, an increase of 47.3%.
•Adjusted earnings per share-diluted of $1.92, an increase of 17.8%.
1 All comparisons for the first quarter of 2021 are with respect to the first quarter ended March 29, 2020
2 Reflects the 2020 divestitures of KRAVE Pure Foods, Inc. (Krave) and the Scharffen Berger and Dagoba brands

2021 Full-Year Financial Outlook
The company is updating its 2021 net sales and earnings per share outlook to reflect the strength of its performance in the first quarter and expectations for the balance of the year:

•Full-year net sales growth is now expected to be in the range of 4% to 6%, an increase from the previously communicated range of 2% to 4%.
•Full-year reported earnings per share are now expected to be in the range of $6.64 to $6.86, an increase of approximately 9% to 12% from $6.11 in fiscal 2020.
•Full-year adjusted earnings per share are now expected to be in the range of $6.79 to $6.92, an increase of 8% to 10% from $6.29 in fiscal 2020, and an increase from the previously communicated range of 6% to 8%.

The primary drivers of the increased outlook are stronger than anticipated consumer mobility and incremental distribution and merchandising opportunities in North America confection. Volume gains, partially offset by higher input costs and incentive compensation, are expected to result in higher earnings per share growth for full-year 2021.

Below is a reconciliation of projected 2021 and full-year 2020 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2021 (Projected)	2020
Reported EPS – Diluted	$6.64 – $6.86	$6.11
Derivative Mark-to-Market Losses	—	0.03
Business Realignment Activities	0.07 – 0.19	0.15
Acquisition-Related Costs	—	0.03
Long-Lived Asset Impairment Charges	—	0.04
Pension Settlement Charges Relating to Company-Directed Initiatives	—	0.02
Noncontrolling Interest Share of Business Realignment and Impairment Charges	0.01	(0.02)
Other Miscellaneous Benefits	(0.01)	(0.01)
Tax Effect of All Adjustments Reflected Above	(0.01 – 0.04)	(0.06)
Adjusted EPS – Diluted	$6.79 – $6.92	$6.29

2021 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

First-Quarter 2021 Results
Consolidated net sales were $2,295.9 million in the first quarter of 2021 versus $2,037.3 million in the year ago period, an increase of 12.7%. Continued momentum in the North America segment, complemented by accelerated recovery of the International & Other segment, resulted in volume gains of 11.0 points. Price realization contributed an additional 1.9-point benefit. Foreign exchange was a 0.1-point headwind and the impact of divestitures was also a 0.1-point headwind driven by the 2020 sales of Krave and the Scharffen Berger and Dagoba brands.

Reported gross margin was 45.7% in the first quarter of 2021, compared to 42.5% in the first quarter of 2020, an increase of 320 basis points. This increase was driven by higher derivative mark-to-market commodity gains. Adjusted gross margin was 45.8% in the first quarter of 2021, compared to 46.6% in the first quarter of 2020, a decrease of 80 basis points. This decrease was driven by raw material and packaging cost inflation as well as increased supply chain costs related to higher than anticipated demand, including one-time incentives for manufacturing employees.

Selling, marketing and administrative expenses increased 4.1% in the first quarter of 2021 versus the first quarter of 2020 driven by advertising increases in the North America segment and corporate expenses. Advertising and related consumer marketing expenses increased 2.8% in the first quarter of 2021 versus the same period last year driven by increased investment in core brands, innovation, and incremental sponsorships in North America. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 4.8% versus the first quarter of 2020. This increase was driven by higher accruals for incentive compensation as well as investments in capabilities and technology, partially offset by COVID-19-related travel and meeting savings.

First-quarter 2021 reported operating profit of $553.0 million increased 44.5% versus the first quarter of 2020, resulting in an operating profit margin of 24.1%, an increase of 530 basis points. Adjusted operating profit of $555.7 million increased 17.9% versus the first quarter of 2020, resulting in an adjusted operating profit margin of 24.2%, an increase of 110 basis points. The increases in both reported and adjusted operating profit were driven by strong volume gains in the North America and International and Other segments, partially offset by gross margin pressures from higher input costs and supply chain complexities to service strong demand, along with increases in advertising, incentive compensation, and investments in capabilities and technology.

The effective tax rate in the first quarter of 2021 was 22.8%, an increase of 300 basis points versus the first quarter of 2020. The adjusted tax rate in the first quarter of 2021 was 22.5%, an increase of 340 basis points versus the first quarter of 2020. Both the effective and adjusted tax rate increases were driven by lower tax credits and lower benefits related to employee share-based payments versus the year ago period.

The company’s first-quarter 2021 results, as prepared in accordance with GAAP, included items positively impacting comparability of $3.7 million, or $0.02 per share-diluted. For the first quarter of 2020, items positively impacting comparability totaled $86.3 million, or $0.34 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	April 4, 2021	March 29, 2020	April 4, 2021	March 29, 2020

Derivative Mark-to-Market (Gains) Losses	$(2.3)	$81.8	$(0.01)	$0.39
Business Realignment Activities	6.9	0.9	0.04	—
Acquisition-Related Activities	0.2	1.7	—	0.01
Long-Lived Asset Impairment Charges	—	7.5	—	0.04
Noncontrolling Interest Share of Business Realignment and Impairment Charges	1.1	(2.4)	0.01	(0.01)
Other Miscellaneous Benefits	(2.2)	(3.2)	(0.01)	(0.01)
Tax effect of all adjustments reflected above	—	—	(0.01)	(0.08)
	$3.7	$86.3	$0.02	$0.34

The following are comments about segment performance for the first quarter of 2021 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America segment net sales were $2,081.9 million in the first quarter of 2021, an increase of 12.8% versus the same period last year. Volume gains contributed 11.0 points to net sales growth, driven by continued momentum in the take-home chocolate portfolio, strong seasonal performance, and the accelerated recovery of non-measured businesses including food service and specialty retail. These gains were complemented by two additional order days in the quarter. Net price realization was a 1.7-point benefit driven by list price increases and trade favorability due to base volume gains and channel mix. Foreign currency exchange was a 0.2-point benefit. The impact of divestitures was a 0.1-point headwind driven by the 2020 sales of Krave and the Scharffen Berger and Dagoba brands.

Total Hershey U.S. retail takeaway for the year-to-date period ending April 18, 20213, in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 7.1% versus the prior-year period. Retail takeaway lagged net sales growth in the first quarter due to the strong recovery of away from home businesses, retailer inventory replenishment and two additional days this quarter. Hershey’s U.S. candy, mint and gum (CMG) retail takeaway increased 7.6%, resulting in a category market share gain of nearly 80 basis points in the period. This increase was driven by strength in both the Valentine's and Easter seasons, along with continued

momentum in the everyday take-home chocolate portfolio. Sales of Hershey's salty snacks increased 10.3% in the year-to-date period. This strength was slightly offset by declines in Hershey's baking and refreshment products. Sales of Hershey's baking items, including peanut butter, syrup, chips and cocoa, declined 4.1% year-to-date due to lapping significant stock-up growth in the year ago period, though the two-year consumption trend remains positive with growth of 10.6%. Hershey's refreshment products decreased 4.9% in the year-to-date period, an improvement versus second half 2020 trends as mobility increased versus the prior year.

Gross margin decreased 110 basis points driven by the previously mentioned raw material, packaging and supply chain costs, which were partially offset by higher volume and net price realization. North America advertising and related consumer marketing expenses increased 3.4% in the first quarter of 2021 versus the same period last year. This increase was driven by increased support on core brands and innovation along with the sponsorship of NCAA March Madness that was canceled in the prior year due to COVID-19. Strong sales were partially offset by gross margin pressures and increased selling, marketing and administrative expenses, resulting in a segment income increase of 13.8% to $661.6 million in the first quarter of 2021, compared to $581.6 million in the first quarter of 2020.
3 Includes candy, mint, gum, salty snacks, and grocery items

International and Other
First-quarter 2021 net sales for Hershey’s International and Other segment increased 11.2% versus the same period last year to $214.1 million. Excluding a 3.7-point headwind from foreign currency exchange rates, constant currency net sales increased 14.9%. Volume and price realization were a 11.0 point and 3.9-point benefit, respectively. While trends in these markets remain volatile, first quarter results were ahead of expectations due to stronger than expected consumer mobility.

The International and Other segment reported a $33.8 million profit in the first quarter of 2021, reflecting a 111.4% increase versus the prior year period. Profit increases were driven by volume growth and continued operational efficiencies.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the first quarter of 2021 was $139.7 million, an increase of $13.6 million, or 10.8% versus the same period of 2020. This increase was driven by higher incentive compensation and incremental investments in capabilities and technology.

Live Webcast

At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its first-quarter 2021 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company's website.

Note: In this release, for the first-quarter 2021, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition-related activities, and other miscellaneous benefits. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	April 4, 2021	March 29, 2020
Reported gross profit	$1,048,951	$866,622
Derivative mark-to-market (gains) losses	(2,284)	81,754
Business realignment activities	3,995	—
Non-GAAP gross profit	$1,050,662	$948,376

Reported operating profit	$553,044	$382,800
Derivative mark-to-market (gains) losses	(2,284)	81,754
Business realignment activities	6,927	895
Acquisition-related activities	171	1,636
Long-lived asset impairment charges	—	7,543
Other miscellaneous benefits	(2,155)	(3,150)
Non-GAAP operating profit	$555,703	$471,478

Reported provision for income taxes	$117,323	$66,229
Derivative mark-to-market (gains) losses*	(2,319)	14,493
Business realignment activities*	1,194	197
Acquisition-related activities*	41	384
Long-lived asset impairment charges*	—	362
Other miscellaneous benefits*	54	(743)
Non-GAAP provision for income taxes	$116,293	$80,922

Reported net income	$395,799	$271,137
Derivative mark-to-market (gains) losses	35	67,261
Business realignment activities	5,733	698
Acquisition-related activities	130	1,252
Long-lived asset impairment charges	—	7,181
Noncontrolling interest share of business realignment and impairment charges	1,078	(2,369)
Other miscellaneous benefits	(2,209)	(2,407)
Non-GAAP net income	$400,566	$342,753

Reported EPS - Diluted	$1.90	$1.29
Derivative mark-to-market (gains) losses	(0.01)	0.39
Business realignment activities	0.04	—
Acquisition-related activities	—	0.01
Long-lived asset impairment charges	—	0.04
Noncontrolling interest share of business realignment and impairment charges	0.01	(0.01)
Other miscellaneous benefits	(0.01)	(0.01)
Tax effect of all adjustments reflected above**	(0.01)	(0.08)
Non-GAAP EPS - Diluted	$1.92	$1.63

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	April 4, 2021	March 29, 2020
As reported gross margin	45.7%	42.5%
Non-GAAP gross margin (1)	45.8%	46.6%

As reported operating profit margin	24.1%	18.8%
Non-GAAP operating profit margin (2)	24.2%	23.1%

As reported effective tax rate	22.8%	19.8%
Non-GAAP effective tax rate (3)	22.5%	19.1%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended April 4, 2021
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America	12.8%	0.2%	12.6%	(0.1)%	12.7%

International and Other	11.2%	(3.7)%	14.9%	—%	14.9%

Total Company	12.7%	(0.1)%	12.8%	(0.1)%	12.9%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market (Gains) Losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the first quarter of 2021, business realignment charges related primarily to severance expenses and other third-party costs related to this program. During the first quarter of 2017, we commenced the Margin for Growth Program to improve global efficiency and effectiveness, optimize the company’s supply chain, streamline the company’s operating model and reduce administrative expenses to generate long-term savings. During the first quarter of 2020, business realignment charges related primarily to severance expenses and other third-party costs related to this program.

Acquisition-Related Activities: During the first quarter of 2021 and 2020, we incurred costs related to the integration of the 2019 acquisition of ONE Brands, LLC.

Long-Lived Asset Impairment Charges: During the first quarter of 2020, we recorded impairment charges to adjust long-lived asset values associated with our Lotte Shanghai Foods Co., Ltd. ("LSFC") disposal group. Additionally, in connection with a previous sale, the Company wrote-down certain receivables deemed uncollectible.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded related to LSFC, a joint venture in which we owned a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Other Miscellaneous Benefits: In 2021, we recorded a gain on the divestiture of LSFC. In 2020, we recognized a positive adjustment due to a change in a prior year reserve associated with a facility closure.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2020. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended April 4, 2021 and March 29, 2020
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended
			April 4, 2021	March 29, 2020

Net sales			$2,295,948	$2,037,317
Cost of sales			1,246,997	1,170,695
Gross profit			1,048,951	866,622

Selling, marketing and administrative expense			494,665	475,384
Long-lived asset impairment charges			—	7,543
Business realignment costs			1,242	895

Operating profit			553,044	382,800
Interest expense, net			36,436	36,255
Other (income) expense, net			2,414	11,533

Income before income taxes			514,194	335,012
Provision for income taxes			117,323	66,229

Net income including noncontrolling interest			396,871	268,783

Less: Net gain (loss) attributable to noncontrolling interest			1,072	(2,354)
Net income attributable to The Hershey Company			$395,799	$271,137

Net income per share	- Basic	- Common	$1.96	$1.33
	- Diluted	- Common	$1.90	$1.29
	- Basic	- Class B	$1.78	$1.21

Shares outstanding	- Basic	- Common	146,972	148,298
	- Diluted	- Common	208,563	210,147
	- Basic	- Class B	60,614	60,614

Key margins:
Gross margin			45.7%	42.5%
Operating profit margin			24.1%	18.8%
Net margin			17.2%	13.3%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended April 4, 2021 and March 29, 2020
(unaudited) (in thousands except percentages)

	Three Months Ended
	April 4, 2021	March 29, 2020	% Change
Net sales:
North America	$2,081,872	$1,844,821	12.8%
International and Other	214,076	192,496	11.2%
Total	$2,295,948	$2,037,317	12.7%

Segment income:
North America	$661,560	$581,555	13.8%
International and Other	33,840	16,004	111.4%
Total segment income	695,400	597,559	16.4%
Unallocated corporate expense (1)	139,697	126,081	10.8%
Mark-to-market adjustment for commodity derivatives (2)	(2,284)	81,754	(102.8)%
Long-lived asset impairment charges	—	7,543	NM
Costs associated with business realignment initiatives	6,927	895	674.0%
Acquisition-related activities	171	1,636	(89.5)%
Other miscellaneous benefits	(2,155)	(3,150)	(31.6)%
Operating profit	553,044	382,800	44.5%
Interest expense, net	36,436	36,255	0.5%
Other (income) expense, net	2,414	11,533	(79.1)%
Income before income taxes	$514,194	$335,012	53.5%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended
	April 4, 2021	March 29, 2020
Segment income as a percent of net sales:
North America	31.8%	31.5%
International and Other	15.8%	8.3%

The Hershey Company
Consolidated Balance Sheets
as of April 4, 2021 and December 31, 2020
(in thousands of dollars)

Assets	April 04, 2021	December 31, 2020
	(unaudited)
Cash and cash equivalents	$1,132,242	$1,143,987
Accounts receivable - trade, net	634,830	615,233
Inventories	909,802	964,207
Prepaid expenses and other	183,150	254,478

Total current assets	2,860,024	2,977,905

Property, plant and equipment, net	2,298,817	2,285,255
Goodwill	1,989,462	1,988,215
Other intangibles	1,284,111	1,295,214
Other non-current assets	577,692	555,887
Deferred income taxes	28,022	29,369

Total assets	$9,038,128	$9,131,845

Liabilities and Stockholders' Equity

Accounts payable	$553,642	$580,058
Accrued liabilities	717,171	781,766
Accrued income taxes	85,385	17,051
Short-term debt	64,458	74,041
Current portion of long-term debt	353,976	438,829

Total current liabilities	1,774,632	1,891,745

Long-term debt	4,094,158	4,089,755
Other long-term liabilities	673,756	683,434
Deferred income taxes	230,736	229,028

Total liabilities	6,773,282	6,893,962

Total stockholders' equity	2,264,846	2,237,883

Total liabilities and stockholders' equity	$9,038,128	$9,131,845